Exhibit 99.1

FOR IMMEDIATE RELEASE:

Einstein Noah Restaurant Group Reports Fourth Quarter

and Fiscal Year 2013 Financial Results

LAKEWOOD, Colo. – February 27, 2014 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the fourth quarter and fiscal year ended December 31, 2013. The Company also provided guidelines for fiscal year 2014.

Highlights for the Fourth Quarter 2013 Compared to the Fourth Quarter 2012; and for Fiscal Year 2013 Compared to Fiscal Year 2012:

•	System-wide comparable store sales for the fourth quarter increased 0.1% over the prior year while fiscal year system-wide comparable store sales decreased 0.3%.

•	Total revenues for the fourth quarter increased $3.5 million, or 3.2%, to $114.2 million from $110.6 million. Total revenues for the fiscal year increased $7.5 million, or 1.8%, to $434.5 million from $427.0 million.

•	For the fiscal year, adjusted EBITDA was $47.2 million compared to $49.7 million for the prior year. (*)

•	Net income for the fourth quarter was $4.9 million or $0.27 per diluted share compared to net income of $3.2 million or $0.18 per diluted share.

•	Net income for the fiscal year was $14.6 million or $0.82 per diluted share versus $12.7 million and $0.74 in the prior year. Interest expense increased $2.6 million to $6.0 million as a consequence of the recapitalization in December 2012 which impacted earnings per diluted share by $0.10.

•	A record number of 61 stores were opened system-wide in the fiscal year, including 19 in the fourth quarter.

•	The Company paid a total of $9.1 million of regular quarterly dividends.

Michael Arthur, Interim President and Chief Executive Officer, stated, “Despite the weather and holiday related headwinds the Company exceeded industry traffic trends over the 13-week timeframe and delivered our best traffic performance since the fourth quarter of 2010. We are further encouraged that through mid-February, Company-owned comparable store sales have trended positive despite unseasonably cold weather and weak consumer confidence.”

Arthur continued, “A lack of net pricing and a timing delay in implementing planned cost-saving initiatives yielded lower profitability compared to the year-ago period and each of these opportunities were addressed coming out of the year. In addition to driving transactions through our ongoing value emphasis, expanded Smart Choices menu, and growing catering business, we are also benefiting from our commitment to store level execution with overall satisfaction scores up sharply versus the industry. Looking ahead, our unique brand attributes of fresh-baked goodness combined with the speed and convenience of QSR, along with our enhanced in-store experience are key drivers in our plan to build a continued improvement in customer frequency.”

Arthur concluded, “2013 was a record year for restaurant development, with 61 system-wide store openings. We have plans to continue accelerating our unit growth beginning with an additional 75 to 85 openings in 2014. Our disciplined site selection process and strong execution, delivered an average annual revenue for new Company restaurants of approximately $1 million in revenues per store in 2013.”

Fourth Quarter 2013 Financial Results

Total revenues increased 3.2% to $114.2 million from $110.6 million compared to the same period last year, and consisted of a 1.9% increase in Company-owned restaurant sales, a 12.0% increase in manufacturing revenues, and a 21.6% increase in franchise and license related revenues.

System-wide comparable store sales increased 0.1%, reflecting 1.1% growth in average check that was partially offset by a 1.0% decrease in transactions. The estimated impact of unfavorable December weather and one fewer holiday shopping week between Thanksgiving and Christmas on system-wide transactions totaled 1.0%. Inclusive of these impacts, the change in system-wide transactions was its most favorable since the fourth quarter of 2010 and exceeded the industry benchmark as the committment to an expanded value strategy that began in early 2013 continued to gain traction with customers.

Restaurant gross margin decreased 270 basis points as a percentage of restaurant sales from 20.5% to 17.8% reflecting inflationary pressures on semi-variable and fixed components of restaurant level expenses, along with an investment in coffee stations during the quarter and to a lesser extent a delay in the implementation of various cost-saving measures, all of which were not offset by net pricing actions in the fourth quarter.

Prime costs, defined as cost of goods sold and labor, rose 60 basis points as a percentage of restaurant sales due to higher food costs that were partially offset by realized labor efficiencies, particularly at newer Company-owned stores. Cost and margin rates were also impacted from an increased mix of new stores covering early period training and onboarding of infrastructure.

Marketing costs were up by $0.7 million from the fourth quarter of 2012 but were down $0.5 million on the full fiscal year, reflecting a planned adjustment in timing through-out the year. During 2013, the company incrementally invested in research and media testing, both of which will be used to drive new consumer strategies going forward. Rent and other operating expenses were higher than the year-ago period driven primarily by the investment in new Company-operated stores.

Manufacturing revenues increased $0.9 million, or 12.0%, in the fourth quarter of 2013 to $8.8 million on the strength of sales to third-party customers. Manufacturing gross margin as a percentage of manufacturing revenues increased 280 basis points to 26.0% from 23.2% as the Company implemented a more efficient operating process at its manufacturing facility.

Overall, total gross margin was $24.3 million in the fourth quarter of 2013 compared to $25.5 million in the fourth quarter of 2012, and as a percentage of total revenues, gross margin decreased 180 basis points to 21.3% from 23.1% in the year-ago period.

General and administrative expenses increased to $10.2 million in the fourth quarter of 2013 from $9.4 million in the fourth quarter of 2012. This is in line with historical run rates and the change versus the prior year largely reflects vacancies in the prior year that have now been filled.

Income from operations increased 46.3% to $9.2 million from $6.3 million. In the fourth quarter of 2013, the Company incurred $0.8 million in expenses, or $0.03 per diluted share, related to a legal settlement reported in the other operating expenses, net line. In the fourth quarter of 2012, the Company incurred $3.0 million in expenses related to the completion of the strategic alternatives review process and $1.2 million in expense related to an employee benefit settlement both of which were reported in the other operating expenses, net line.

Adjusted EBITDA* was $14.0 million in the fourth quarter of 2013 compared to $15.4 million in the fourth quarter of 2012.

Interest expense was $1.2 million in the fourth quarter of 2013 compared to $1.1 million in the fourth quarter of 2012.

Net income in the fourth quarter of 2013 was $4.9 million, or $0.27 per diluted share, compared to net income in the fourth quarter of 2012 of $3.2 million, or $0.18 per diluted share.

*	A reconciliation of the non-GAAP measure to the nearest GAAP measure can be found in the accompanying tables below.

Restaurant Development

As of December 31, 2013, there were 852 Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® branded restaurants in operation. During 2013, the Company opened 61 restaurants consisting of 10 Company-owned restaurants, 14 franchised restaurants, and 37 licensed restaurants. The Company ended fiscal year 2013 with 458 Company-owned and operated restaurants, 114 franchised restaurants and 280 licensed restaurants.

Fiscal Year 2014 Guidelines

The Company is providing the following guidelines for the 2014 fiscal year which is a 52-week period ending December 30, 2014.

•	75 to 85 system-wide openings.

•	Capital expenditures of $24.0 million to $26.0 million.

•	Cost of goods inflation of approximately 1% to 2%.

•	Pre-opening expense of $65,000 to $75,000 per new Company-owned restaurant.

•	Interest expense of $4.5 million to $5.0 million.

•	An annual effective tax rate of approximately 39%; however, the Company expects to only pay minimal cash-taxes for the next several years.

Conference Call Today

The Company will host a conference call to discuss its fourth quarter and fiscal year 2013 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Michael Arthur, Interim President and Chief Executive Officer; Manny Hilario, Chief Operations Officer; and John Coletta, Chief Financial Officer.

The conference call will be webcast live from Einstein Noah’s website at www.einsteinnoah.com and will be archived there as well.

The dial-in numbers for the conference call are 888-438-5453 for domestic toll-free calls and 719-325-2494 for international. A telephone replay will be available through March 6, 2014 and may be accessed by dialing 877-870-5176 for domestic toll-free calls or 858-384-5517 for international. The conference ID is 8536189.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends after year-end. The Company’s responses to questions, as well as other matters discussed during the call may contain or constitute information that has not been previously disclosed.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick-casual segment of the restaurant industry that operates, franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. The Company’s retail system consists of over 850 restaurants in 42 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release, including statements under the heading “Fiscal Year 2014 Guidelines”, constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “guideline,” “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “look forward,” “expects,” “prospects,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “target,” “trend,” “contemplate,” “anticipates” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These unknown risks, uncertainties and other factors include but are not limited to (i) the results for the 2013 fourth quarter and year-over-year revenue and other financial results, comparable store sales, and margin performance are not necessarily indicative of future results, and our expectations for 2014 results are subject to shifting consumer preferences, new product execution, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs are dependent upon successfully executing plans for productivity improvements, labor efficiencies and food cost management;

(iv) the ability to develop and open new Company-owned, franchised and licensed restaurants and upgrade Company-owned restaurants is dependent upon the availability of capital, securing acceptable financing and lease terms for desired locations, as well as the availability of contractors and materials, and securing necessary permits and licenses; (v) our ability to expand our development pipeline and ultimately expand our royalty stream is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees and negotiate favorable agreements; (vi) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop yield and production, the market, economic conditions, including market and inflationary pressures; (vii) our ability to build brand equity and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2013 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended April 2, 2013, July 2, 2013 and October 1, 2013. Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contacts:

Investor Relations:

Raphael Gross

203-682-8253

raphael.gross@icrinc.com

Media Relations:

Liz Brady DiTrapano

646-277-1226

liz.ditrapano@icrinc.com

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this filing, the Company has provided certain non-GAAP financial information, including adjusted earnings before interest, taxes, depreciation and amortization, restructuring expenses, strategic alternative expenses, write-off of debt issuance costs and other operating expenses/income (“Adjusted EBITDA”) and “Free Cash Flow,” which the Company defines as net cash provided by operating activities less net cash used in investing activities. Management believes that the presentation of this non-GAAP financial information provides useful information to investors because this information may allow investors to better evaluate our ongoing business performance and certain components of our results. In addition, the Company’s Board of Directors uses this non-GAAP financial information to evaluate the performance of the Company and its management team. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information to the nearest GAAP measures.

The Company includes in this report information on system-wide comparable store sales percentages. System-wide comparable store sales percentages refer to changes in sales of our restaurants, whether operated by the company or by franchisees and licensees, in operation for six fiscal quarters including those restaurants temporarily closed for an immaterial amount of time. Some of the reasons restaurants may be temporarily closed include remodeling, road construction, rebuilding related to site-specific catastrophes and natural disasters. Franchise and license comparable store sales percentages are based on sales of franchised and licensed restaurants, as reported by franchisees and licensees. Management reviews the increase or decrease in comparable sales to assess business trends. Comparable store sales exclude permanently closed locations. When the Company intends to relocate a restaurant, it considers that restaurant to be temporarily closed for up to twelve months after it ceases operations. If a suitable relocation site has not been identified by the end of twelve months, we consider the restaurant to be permanently closed. Until that time, the Company includes the restaurant in our open store count, but excludes its sales from our comparable store sales. As of December 31, 2013, there are four stores that we intend to relocate, and are thus considered to be temporarily closed.

The Company uses company-owned comparable store sales, franchise and license sales and the resulting system-wide sales information internally in connection with restaurant development decisions, planning, and budgeting analyses. The Company believes system-wide comparable store sales information is useful in assessing consumer acceptance of our brands; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us evaluate the effectiveness of our advertising and marketing initiatives; and provides information that is relevant for comparison within the industry.

Comparable store sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be equivalent to comparable store sales as defined or used by other companies. The Company does not record franchise or license restaurant sales as revenues. However, royalty revenues are calculated based on a percentage of franchise and license restaurant sales, as reported by the franchisees or licensees.

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share and related share information)

(unaudited)

	13 weeks ended (in thousands)		Increase/ (Decrease)
	January 1,	December 31,	2013
	2013	2013	vs. 2012

Revenues:
Company-owned restaurant sales	$99,519	$101,414	1.9%
Manufacturing revenues	7,841	8,781	12.0%
Franchise and license related revenues	3,286	3,995	21.6%

Total revenues	110,646	114,190	3.2%
Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	26,893	28,680	6.6%
Labor costs	28,930	28,934	0.0%
Rent and related expenses	10,669	11,447	7.3%
Other operating costs	10,192	11,101	8.9%
Marketing costs	2,413	3,194	32.4%

Total company-owned restaurant costs	79,097	83,356	5.4%

Manufacturing costs	6,021	6,499	7.9%

Total cost of sales	85,118	89,855	5.6%

Gross margin:
Company-owned restaurant	20,422	18,058	(11.6%)
Manufacturing and commissary	1,820	2,282	25.4%
Franchise and license	3,286	3,995	21.6%

Total gross margin	25,528	24,335	(4.7%)

Operating expenses:
General and administrative expenses	9,375	10,207	8.9%
Depreciation and amortization	4,915	4,229	(14.0%)
Pre-opening expenses	711	118	(83.4%)
Strategic alternatives expense	2,992	—	**
Other operating expenses, net	1,273	619	(51.4%)

Income from operations	6,262	9,162	46.3%

Interest expense, net	1,062	1,211	14.0%

Income before income taxes	5,200	7,951	52.9%
Provision for income taxes	2,033	3,099	52.4%

Net income	$3,167	$4,852	53.2%

Net income – Basic	$0.19	$0.28	47.4%
Net income – Diluted	$0.18	$0.27	50.0%
Cash dividend declared per common share	$4.125	$0.130	(96.8%)

Weighted average number of common shares outstanding:
Basic	16,992,803	17,573,644	3.4%
Diluted	17,278,632	18,022,855	4.3%

**	Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

PERCENTAGE RELATIONSHIP TO TOTAL REVENUES

(unaudited)

	13 weeks ended (percent of total revenue)
	January 1, 2013	December 31, 2013

Revenues:
Company-owned restaurant sales	89.9%	88.8%
Manufacturing revenues	7.1%	7.7%
Franchise and license related revenues	3.0%	3.5%

Total revenues	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	27.0%	28.3%
Labor costs	29.2%	28.5%
Rent and related expenses	10.7%	11.3%
Other operating costs	10.2%	10.9%
Marketing costs	2.4%	3.2%

Total company-owned restaurant costs	79.5%	82.2%

Manufacturing (2)	76.8%	74.0%

Total cost of sales	76.9%	78.7%

Gross margin:
Company-owned restaurant (1)	20.5%	17.8%
Manufacturing (2)	23.2%	26.0%
Franchise and license	100.0%	100.0%

Total gross margin	23.1%	21.3%

Operating expenses:
General and administrative expenses	8.5%	8.9%
Depreciation and amortization	4.4%	3.7%
Pre-opening expenses	0.6%	0.1%
Strategic alternatives expense	2.7%	0.0%
Other operating expenses, net	1.2%	0.6%

Income from operations	5.7%	8.0%

Interest expense, net	1.0%	1.1%

Income before income taxes	4.7%	7.0%
Provision for income taxes	1.8%	2.8%

Net income	2.9%	4.2%

(1)	As a percentage of company-owned restaurant sales
(2)	As a percentage of manufacturing and commissary revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share and related share information)

	52 weeks ended (in thousands)		Increase/ (Decrease)
	January 1, 2013	December 31, 2013	2013 vs. 2012

Revenues:
Company-owned restaurant sales	$384,783	$388,362	0.9%
Manufacturing and commissary revenues	31,037	33,585	8.2%
Franchise and license related revenues	11,186	12,534	12.1%

Total revenues	427,006	434,481	1.8%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	106,925	109,122	2.1%
Labor costs	111,784	113,849	1.8%
Rent and related expenses	41,993	44,233	5.3%
Other operating costs	40,320	42,962	6.6%
Marketing costs	11,380	10,906	(4.2%)

Total company-owned restaurant costs	312,402	321,072	2.8%

Manufacturing and commissary costs	24,236	24,779	2.2%

Total cost of sales	336,638	345,851	2.7%

Gross margin:
Company-owned restaurant	72,381	67,290	(7.0%)
Manufacturing	6,801	8,806	29.5%
Franchise and license	11,186	12,534	12.1%

Total gross margin	90,368	88,630	(1.9%)

Operating expenses:
General and administrative expenses	39,569	40,350	2.0%
Depreciation and amortization	19,707	18,203	(7.6%)
Pre-opening expenses	1,115	1,075	(3.6%)
Restructuring expenses	480	—	**
Strategic alternatives expense	3,677	—	**
Other operating expenses, net	1,592	1,138	(28.5%)

Income from operations	24,228	27,864	15.0%

Interest expense, net	3,384	5,970	76.4%

Income before income taxes	20,844	21,894	5.0%
Provision for income taxes	8,103	7,329	(9.6%)

Net income	$12,741	$14,565	14.3%

Net income – Basic	$0.75	$0.84	12.0%
Net income – Diluted	$0.74	$0.82	10.8%
Cash dividends declared per common share	$4.500	$0.505	(88.8%)

Weighted average number of common shares outstanding:
Basic	16,935,018	17,373,396	2.6%
Diluted	17,217,180	17,813,397	3.5%

**	Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share and related share information)

(unaudited)

	52 weeks ended (percent of total revenue)
	January 1, 2013	December 31, 2013

Revenues:
Company-owned restaurant sales	90.1%	89.4%
Manufacturing and commissary revenues	7.3%	7.7%
Franchise and license related revenues	2.6%	2.9%

Total revenues	100.0%	100.0%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	27.8%	28.1%
Labor costs	29.0%	29.3%
Rent and related expenses	10.9%	11.4%
Other operating costs	10.5%	11.1%
Marketing costs	3.0%	2.8%

Total company-owned restaurant costs	81.2%	82.7%

Manufacturing and commissary costs (2)	78.1%	73.8%

Total cost of sales	78.8%	79.6%

Gross margin:
Company-owned restaurant	18.8%	17.3%
Manufacturing and commissary	21.9%	26.2%
Franchise and license	100.0%	100.0%

Total gross margin	21.2%	20.4%

Operating expenses:
General and administrative expenses	9.3%	9.3%
Depreciation and amortization	4.6%	4.2%
Pre-opening expenses	0.2%	0.2%
Restructuring expenses	0.1%	0.0%
Strategic alternatives expense	0.9%	0.0%
Other operating expenses, net	0.4%	0.3%

Income from operations	5.7%	6.4%

Interest expense, net	0.8%	1.4%

Income before income taxes	4.9%	5.0%
Provision for income taxes	1.9%	1.7%

Net income	3.0%	3.3%

(1)	As a percentage of Company-owned restaurant sales
(2)	As a percentage of manufacturing revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.

SELECTED FINANCIAL INFORMATION

(in thousands)

Selected Consolidated Balance Sheet Information:	January 1, 2013	December 31, 2013
Cash and cash equivalents, end of period	$17,432	$5,982
Property, plant and equipment, net	63,013	64,229
Total assets	213,613	198,254
Total debt	136,700	107,000
Total liabilities	186,106	159,295

	52 weeks ended
Selected Consolidated Cash Flow Information:	January 1, 2013	December 31, 2013
Net cash provided by operating activities	$48,511	$42,625
Net cash used in investing activities	(25,861)	(18,508)
Net cash used in financing activities	(13,870)	(35,567)
Free cash flow (cash provided by operating activities less cash used in investing activities)	22,650	24,117

	13 weeks ended
Reconciliation of GAAP to Non-GAAP Measures:	January 1, 2013	December 31, 2013

	(in thousands)
Net income	$3,167	$4,852
Adjustments to net income:
Interest expense, net	1,062	1,211
Provision for income taxes	2,033	3,099
Depreciation and amortization	4,915	4,229
Strategic alternative expenses	2,992	—
Other operating expense, net	1,273	619

Adjusted EBITDA	$15,442	$14,010

EINSTEIN NOAH RESTAURANT GROUP, INC.

SELECTED FINANCIAL INFORMATION

	52 weeks ended
Reconciliation of GAAP to Non-GAAP Measures:	January 1, 2013	December 31, 2013

	(in thousands)
Net income	$12,741	$14,565
Adjustments to net income:
Interest expense, net	3,384	5,970
Provision for income taxes	8,103	7,329
Depreciation and amortization	19,707	18,203
Restructuring expenses	480	—
Strategic alternative expenses	3,677	—
Other operating expense, net	1,592	1,138

Adjusted EBITDA	$49,684	$47,205

	Fiscal 2013 Activity
	Company Owned	Franchised	Licensed	Total

Consolidated Total
Beginning balance - January 1, 2013	461	97	258	816
Opened restaurants	10	14	37	61
Closed restaurants	(10)	—	(15)	(25)
Refranchising, Net	(3)	3	—	—

Ending balance - December 31, 2013	458	114	280	852